Exhibit 23.1

Consent of Ernst & Young LLP,

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Lockheed Martin Corporation 2011 Incentive Performance Award Plan of our reports dated February 14, 2014, with respect to the consolidated financial statements of Lockheed Martin Corporation and the effectiveness of internal control over financial reporting of Lockheed Martin Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

April 24, 2014